Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ENTERS INTO COAL HANDLING JOINT VENTURE

WITH MASSEY ENERGY COMPANY

RADNOR, PA, (PR Newswire) July 14, 2004 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced that it acquired from an affiliate of Massey Energy Company (NYSE: MEE) a 50 percent interest in a joint venture formed to own and operate end user coal handling facilities. The purchase price to PVR was approximately $28.5 million and was funded through the Partnership's credit facility.

The joint venture currently owns coal handling facilities which store and manage coal for three industrial coal consumers in the chemical, paper and lime production industries located in Tennessee, Virginia and Kentucky. A combination of fixed monthly fees and per ton throughput fees are paid by the joint venture's lessees under long term leases with expiration dates ranging from 2007 through 2019. PVR expects to receive cash distributions from the joint venture of approximately $3.5 to $4.0 million per year over the next several years, and the acquisition is expected to be accretive to net income.

A. James Dearlove, Chairman and Chief Executive Officer of Penn Virginia Resource Partners, L.P., said "This acquisition represents an important expansion in the Partnership's coal services segment, and we are very pleased to be involved with Massey Energy, one of the United States' largest coal companies. We believe in coal's prospects as a long-term provider of energy, and we enter this joint venture with the intent to grow the Partnership's coal handling and infrastructure business in the future."

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership's website at www.pvresource.com .

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, lessee delays or defaults in making payments, and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and joint venture distributions received by PVR. Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004 and subsequently filed interim reports. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.